Exhibit 99.1

Contact:
Kim Larkin
Larkin Communications for PDSG
Office: (703) 250-3590, x102
Mobile (202) 391-5205
klarkin@larkincomm.com

ENFORSYS AND PATRIOT DATA SOLUTIONS TEAM TO ENABLE NEW JERSEY LAW ENFORCEMENT AGENCIES TO SUCCESSFULLY SHARE INFORMATION

July 20, 2010 – Enforsys, Inc. (“Enforsys”) and Patriot Data Solutions Group, Inc. (“PDSG”) announced today that they have successfully teamed to provide multiple New Jersey (“NJ”) law enforcement agencies with essential information sharing solutions. Enforsys is a leading developer of public safety software specializing in information sharing, forecast analysis, Computer Aided Dispatch, Records Management Systems, and mobile reporting solutions for law enforcement. Enforsys chose PDSG to enable several of its law enforcement customers to effectively transmit data to the New Jersey State Police’s New Jersey Data Exchange (NJ-DEx).

“We are delighted to have worked with several of Enforsys’ clients in New Jersey. Enforsys has developed an exceptional suite of products designed specifically for public safety and has earned an excellent reputation amongst New Jersey law enforcement agencies,” said Brian Mooney, Sr. VP Operations with PDSG. “We are excited to have enabled several agencies to connect with NJ-DEx and to be working with several additional NJ agencies to publish information to Enforsys’ new I-3 Exchange repository which makes reports available online for participating agencies.”

“Enforsys chose to team with PDSG because its Crossflo DataExchange® platform complements Enforsys’ solutions and because of PDSG’s proven success working with the New Jersey State Police” stated Chief William R. Plate, Jr., Ret., Chief Operations Officer with Enforsys. “As more agencies feed I-3 Exchange repositories with Incident, Arrest, Supplemental, and Field Interview reports, we would expect to see a reduction in crime for participating counties.  Local police will have more information available online from agencies across multiple counties to support investigations and other information needs.”

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About Enforsys
Enforsys, Inc. is a leading developer of public safety software specializing in information sharing, forecast analysis, Computer Aided Dispatch (CAD), Records Management Systems (RMS), and mobile reporting solutions for law enforcement, fire and emergency medical services, and other governmental agencies such as corrections, prosecutors, and the office of emergency management (OEM). Enforsys, a New Jersey-based company, was founded in 2000. Enforsys offers a fully-integrated set of Web-based applications that can be accessed over a private IP network, including wireless connectivity. The company currently has more than 120 installations in the northeastern United States. Clients range in size from small agencies comprising just four officers, to large departments with more than 1,400 officers. For more information about Enforsys, please visit www.enforsys.com.

About PDSG
Patriot Data Solutions Group, Inc. (“PDSG”), a wholly owned subsidiary of Patriot Scientific Corporation (OTC BB: PTSC) provides products and solutions that enable mission-critical applications to significantly accelerate the time to value and reduce total cost of ownership for their data-sharing initiatives.  The company’s flagship product, the Crossflo DataExchange® solution, helps link systems together and facilitates secure data sharing for any information exchange initiative in the public safety and criminal justice markets.  The solution has been designed to work directly with a number of national data sharing standards, including NIEM (National Information Exchange Model), and the Global Justice XML Data Model (GJXDM). PDSG’s technological innovation is backed by subject matter expertise and proven methodologies. For more information on Patriot Data Solutions Group, visit www.pdsg.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.